Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES

PROPOSED PRIVATE OFFERING OF

$200 MILLION OF SECOND LIEN SENIOR SECURED NOTES DUE 2017

Uncasville, Connecticut, October 14, 2009 – The Mohegan Tribal Gaming Authority, or the Authority, announced today that it intends to offer, subject to market and other conditions, $200 million aggregate principal amount of second lien senior secured notes due 2017, or the Notes, in a private offering to be conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended, or the Securities Act. The Authority is the owner and operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, and a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania, known as Mohegan Sun at Pocono Downs, or Pocono Downs.

The Authority intends to use the net proceeds from this offering to repay all of its existing term loans under its bank credit facility, of which $147 million in aggregate principal amount is outstanding, to repay $48 million of revolving loans under its bank credit facility, including a $25 million permanent reduction in the commitment, and to pay related transaction costs and expenses. The Notes will be collateralized by a second lien on substantially all of the Authority’s property and assets, and that of its existing and future guarantor subsidiaries, or the Guarantors, and will be fully guaranteed, jointly and severally, on a second lien senior secured basis, by the Guarantors.

The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, or the Tribe, a federally recognized Indian tribe with an approximately 507-acre reservation situated in Southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Pocono Downs, a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania and several off-track wagering facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.1 million square-foot facility, which includes Casino of the Earth, Casino of the Sky, Casino of the Wind, The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, a 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the approximately 1,200-room luxury Sky Hotel Tower. Pocono Downs offers approximately 2,500 slot machines and electronic blackjack games, several dining options, including a 300-seat buffet and a quick-serve dining area, six retail outlets, three bars/lounges, additional parking and bus amenities. More information about the Authority and its properties can be obtained by visiting www.mohegansun.com, www.mohegansunpocono.com or www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “except,” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results are included in the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, as well as the Authority’s other reports and filings with the SEC. Any forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved.

Press Release Mohegan Tribal Gaming Authority Uncasville, Connecticut, October 14, 2009

CONTACTS: Mitchell Grossinger Etess Chief Executive Officer Mohegan Tribal Gaming Authority (860) 862-8000	Leo M. Chupaska Chief Financial Officer Mohegan Tribal Gaming Authority (860) 862-8000